As filed with the Securities and Exchange Commission on October 6, 2014

Registration No. 333-196807

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Florida	25-1255406
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(800) 555-5455

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent J. Delie, Jr.

President and Chief Executive Officer

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(800) 555-5455

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gary R. Walker, Esquire

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222

(412) 288-3131

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, $0.01 par value	500,722 shares	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the OBA Financial Services, Inc. 2011 Equity Incentive Plan, which provides for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	This Post-Effective Amendment No. 1 covers securities that were originally registered on F.N.B. Corporation’s Registration Statement on Form S-4 (Registration No. 333-196807). All filing fees payable in connection with the issuance of these securities were previously paid in connection with the initial filing of F.N.B. Corporation’s Registration Statement on Form S-4 (Registration No. 333-196807) with the Securities and Exchange Commission on June 16, 2014.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

F.N.B. Corporation, a Florida corporation (“F.N.B.”), hereby amends its Registration Statement on Form S-4 (Registration No. 333-196807) (the “Form S-4”) by filing this Post-Effective Amendment No. 1 on Form S-3.

The Form S-4 related to 7,800,000 shares of F.N.B. common stock to be issued by F.N.B. in connection with its acquisition of OBA Financial Services, Inc., a Maryland corporation (“OBA”). The acquisition was completed on September 19, 2014. In the acquisition, OBA was merged with and into F.N.B., with F.N.B. being the surviving corporation. At the time of the merger, each share of OBA common stock outstanding immediately prior to the merger was cancelled.

The merger consideration payable by F.N.B. for the shares of OBA common stock cancelled in the merger (excepting shares held by F.N.B., OBA and their subsidiaries, which were cancelled without exchanging any merger consideration) was 1.781 shares of F.N.B. common stock, par value $0.01 per share, for each share of OBA common stock, and cash in lieu of any fractional shares of F.N.B. common stock that was otherwise payable. The shares that were registered on the Form S-4 included the maximum number of shares of F.N.B. common stock that could be issuable as merger consideration at the time of the merger, taking into account all outstanding awards under the OBA Financial Services, Inc. 2011 Equity Incentive Plan (the “Plan”).

Upon completion of the merger, F.N.B. also assumed the Plan, and all of the OBA stock options outstanding at the effective time of the merger became stock options with respect to shares of F.N.B. common stock, based on formulae described in the Form S-4.

This Post-Effective Amendment No. 1 relates to 500,722 shares of F.N.B.’s common stock in the aggregate that are reserved for issuance upon the exercise or settlement of stock options granted under the OBA Plan. All of these awards are held by former employees and former directors of OBA Financial Services, Inc. or OBA Bank. All such shares of common stock were originally registered on the Form S-4.

The information in this prospectus is not complete and may be changed. F.N.B. Corporation may not issue these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 6, 2014

PROSPECTUS

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(800) 555-5455

500,722 Shares

Common Stock, $0.01 Par Value

This prospectus relates to 500,722 shares of the common stock of F.N.B. Corporation, par value $0.01 per share, which may be offered and sold pursuant to outstanding options under the OBA Financial Services, Inc. 2011 Equity Incentive Plan. F.N.B. Corporation assumed the obligations of OBA Financial Services, Inc. under that plan when OBA Financial Services, Inc. was merged into F.N.B. Corporation on September 19, 2014. As a result, those options relate to F.N.B. Corporation common stock; and shares of F.N.B. Corporation common stock will be issued to the option holders upon exercise or settlement of their options, instead of shares of OBA Financial Services, Inc. common stock. F.N.B. will receive the exercise price of any options (as adjusted in connection with the merger), if and when they are exercised.

F.N.B. Corporation common stock is listed on the New York Stock Exchange under the symbol “FNB.”

Investing in our common stock involves risks. See “RISK FACTORS” on page 1, and under similar headings in other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October [    ], 2014.

RISK FACTORS

Investing in F.N.B. Corporation common stock involves a number of different risks. We urge you to read and consider the risk factors and other disclosures relating to an investment in our securities described in any prospectus supplement or free writing prospectus that we may use in the future for this offering, and in our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014 and the other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference in this prospectus. Before deciding whether to purchase any of our common stock, you should carefully consider those risks as well as the other information contained in this prospectus, any prospectus supplement, the documents incorporated by reference in the prospectus and any prospectus supplement, and any free writing prospectuses that we have authorized for use. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock, and you could lose all or part of your investment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may access copies of our SEC filings on the SEC website at http://www.sec.gov and on the shareholder and investor relations page of our corporate website at www.fnbcorporation.com. Except for the SEC filings incorporated by reference in this prospectus, none of the other information on those websites is part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

As noted above, we incorporate by reference into this prospectus certain information in documents we file with the SEC, which means we can disclose important information to you through those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus has updated the information incorporated by reference and some information filed subsequently with the SEC will automatically update this prospectus. We incorporate by reference the following documents (excluding any portions of these documents that are deemed furnished but not filed for purposes of the Securities Exchange Act of 1934):

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	the portions of our definitive proxy statement on Schedule 14A filed on April 2, 2014 that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014;

•	our Current Reports on Form 8-K filed on April 4, 2014, April 8, 2014, April 10, 2014 and May 22, 2014; and

•	the description of F.N.B. common stock contained in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by F.N.B. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the date of the filing of such documents; provided, however, that we do not incorporate by reference any information that is deemed furnished but not filed for purposes of the Securities Exchange Act of 1934, unless we have stated that particular information is to be incorporated by reference into our registration statements.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Upon request, either orally or in writing, we will provide, without charge, a copy of any or all of the documents that are incorporated in this prospectus by reference, including any exhibits that are specifically incorporated by reference into such documents. Any such request should be directed to David B. Mogle, our Corporate Secretary, at F.N.B. Corporation, One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212, or by calling (800) 555-5455.

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the applicable document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain statements regarding F.N.B.’s outlook for earnings, revenues, expenses, capital levels, liquidity levels, asset levels, asset quality and other matters regarding or affecting F.N.B. and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

These forward-looking statements involve certain risks, uncertainties and assumptions. The ability of F.N.B. to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and elsewhere, which are incorporated by reference in this prospectus, as well as the factors identified below.

F.N.B.’s forward-looking statements are subject to the following principal risks and uncertainties:

•	F.N.B.’s businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

•	Changes in interest rates and valuations in debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of U.S. and global financial markets.

•	The impact of federal regulated agencies that have oversight or review of F.N.B.’s business and securities activities.

•	Actions by the Board of Governors of the Federal Reserve System, the U.S. Department of the Treasury and other government agencies, including those that impact money supply and market interest rates.

•	Changes in customers,’ suppliers’ and other counterparties’ performance and creditworthiness which adversely affect loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

•	Slowing or reversal of the current moderate economic recovery.

•	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•	Legal and regulatory developments could affect F.N.B.’s ability to operate its businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

•	Changes resulting from legislative and regulatory reforms, including broad-based restructuring of financial industry regulation; changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects; and changes in accounting policies and principles. F.N.B. will continue to be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and otherwise growing out of the recent financial crisis, the precise nature, extent and timing of which, and their impact on F.N.B., remains uncertain.

•	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act, Volcker rule and Basel III initiatives.

•	Impact on business and operating results of any costs associated with obtaining rights in intellectual property, the adequacy of F.N.B.’s intellectual property protection in general and rapid technological developments and changes. F.N.B.’s ability to anticipate and respond to technological changes can also impact its ability to respond to customer needs and meet competitive demands.

•	Business and operating results are affected by F.N.B.’s ability to identify and effectively manage risks inherent in its businesses, including, where appropriate, through effective use of third-party insurance, derivatives, swaps, and capital management techniques, and to meet evolving regulatory capital standards.

•	Increased competition, whether due to consolidation among financial institutions; realignments or consolidation of branch offices, legal and regulatory developments, industry restructuring or other causes, can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues.

•	As demonstrated by recent acquisitions, F.N.B. grows its business in part by acquiring, from time to time, other financial services companies, financial services assets and related deposits. These acquisitions often present risks and uncertainties, including, the possibility that the transaction cannot be consummated; regulatory issues; cost, or difficulties, involved in integration and conversion of the acquired businesses after closing; inability to realize expected cost savings, efficiencies and strategic advantages; the extent of credit losses in acquired loan portfolios and extent of deposit attrition; and the potential dilutive effect to current shareholders.

•	Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact F.N.B.’s business and financial performance through changes in counterparty creditworthiness and performance and the competitive and regulatory landscape. F.N.B.’s ability to anticipate and respond to technological changes can also impact its ability to respond to customer needs and meet competitive demands.

•	In addition to recent geopolitical events, customer confidence, business and operating results can also be affected by widespread disasters, dislocations, terrorist activities, cyber-attacks or international hostilities through their impacts on the economy and financial markets.

Forward-looking statements speak only as of the date made. Unless required by applicable law or regulation, F.N.B. undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

ABOUT F.N.B. CORPORATION

F.N.B. Corporation, headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in six states and three major metropolitan areas including Pittsburgh, Baltimore, Maryland and Cleveland, Ohio. Following the merger of OBA with and into F.N.B. on September 19, 2014, F.N.B. has total pro forma assets of approximately $15.4 billion and more than 280 banking offices throughout Pennsylvania, Ohio, Maryland and West Virginia. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, international banking, business credit, capital markets and lease financing. F.N.B.’s consumer banking products and services include deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.’s wealth management services include asset management, private banking and insurance. F.N.B. also operates Regency Finance Company, which had 71 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee as of September 30, 2014.

The address of the principal executive offices of F.N.B. is One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212. F.N.B.’s telephone number is (800) 555-5455, and its Internet address is www.fnbcorporation.com. The information on F.N.B.’s website is not part of this document. For additional information about F.N.B., see “Where You Can Find More Information,” beginning on page [    ].

PLAN OF DISTRIBUTION

This prospectus covers 500,722 shares of F.N.B. common stock that are reserved for issuance pursuant to outstanding option awards under the OBA Financial Services, Inc. 2011 Equity Incentive Plan, which was assumed by F.N.B. in connection with its acquisition of OBA. F.N.B. is offering shares of its common stock directly to the holders of those awards in accordance with the terms of the award agreements for those awards. F.N.B. is not using an underwriter in connection with this offering.

USE OF PROCEEDS

Upon exercise of the stock options awarded under the OBA Financial Services, Inc. 2011 Equity Incentive Plan, F.N.B. will receive the adjusted exercise price of those options, as described below. F.N.B. intends to use the proceeds from the option exercises for working capital and general corporate purposes.

DESCRIPTION OF THE PLAN

Introduction

This prospectus contains an overview of plan participants’ rights under the OBA Financial Services, Inc. 2011 Equity Incentive Plan, which was assumed by F.N.B. Corporation upon completion of the merger of OBA with and into F.N.B. As a result of that merger, the awards granted under that plan relate to shares of F.N.B. common stock instead of shares of OBA common stock.

The description of the plan in this prospectus is merely a summary of key terms and conditions of the plan. This prospectus does not contain all of the terms and conditions of the official plan documents for the plan, and is expressly qualified by reference to the plan documents for the plan and the terms and conditions of a specific grant or award. In the event of any inconsistency between this prospectus, any plan documents or the terms and conditions of a grant or award, the plan documents and the terms and conditions of the grant or award will govern. See “Where You Can Find Additional Information” on page [    ] for instructions on how to obtain copies of the plan documents.

Background Information About the Merger

On April 7, 2014, F.N.B. Corporation and OBA Financial Services, Inc. entered into an Agreement and Plan of Merger. The merger agreement provided for F.N.B. to acquire OBA by merger: OBA would merge with and into F.N.B., with F.N.B. being the surviving corporation. The merger agreement also addressed the treatment of the outstanding equity-based interests in OBA, such as the shares of OBA common stock and the stock options and other awards that are based on OBA common stock. F.N.B. and OBA agreed that when the parties merge, OBA should cancel all of its outstanding shares of common stock, and F.N.B. should issue shares of its common stock to the OBA shareholders as consideration. F.N.B. and OBA also agreed that the outstanding awards under the OBA Financial Services, Inc. 2011 Equity Incentive Plan should convert into awards relating to F.N.B. common stock and F.N.B. should assume the obligations of OBA under that plan.

As a result, when OBA merged into F.N.B. on September 19, 2014, the following changes to the outstanding shares of OBA common stock and stock plan awards occurred:

(1) Cancellation of Shares of Common Stock; Exchange Ratio

Each outstanding share of OBA common stock was cancelled. The outstanding shares of OBA common stock (excepting any shares held by F.N.B., OBA and their subsidiaries) were converted into the right to receive 1.781 shares of F.N.B. common stock for each cancelled share of OBA common stock, plus cash in lieu of any fractional shares of F.N.B. common stock that otherwise would be issued to the OBA shareholders. The exchange ratio of 1.781 shares of F.N.B. common stock for one share of OBA common stock represents the merger consideration payable by F.N.B. to the OBA shareholders. Shares of OBA common stock held by F.N.B., OBA and their subsidiaries were cancelled without exchanging any merger consideration.

(2) Treatment of Options

The outstanding options issued under the OBA Financial Services, Inc. 2011 Equity Incentive Plan no longer can be exercised for shares of OBA common stock. Each option was converted into an option to acquire shares of F.N.B. common stock under the same terms and conditions that were in effect immediately before the merger, except for the following adjustments made to reflect the exchange ratio:

•	The number of shares of F.N.B. common stock purchasable under the option will be equal to the number of shares of OBA common stock for which the option was previously exercisable multiplied by 1.781 (and rounded down to the nearest whole number of shares of F.N.B. common stock).

•	The exercise price will be equal to the exercise price per share in effect immediately before the merger divided by 1.781 (and rounded up to the nearest whole cent).

(3) Treatment of Restricted Stock Awards

Upon completion of the merger, each restricted stock award relating to shares of OBA common stock, including those designated as performance share awards, vested in full and the restrictions lapsed. Each holder of a restricted stock award will be entitled to receive a number of shares of F.N.B. common stock (rounded down to the nearest whole share) equal to the number of shares of OBA common stock subject to the share award multiplied by 1.781. Each holder will receive cash for any fractional share of restricted stock that is not converted into a share of F.N.B. common stock.

As mentioned above, F.N.B. assumed OBA’s obligations under the OBA Financial Services, Inc. 2011 Equity Incentive Plan once the merger was completed. F.N.B. will continue to administer the plan until all outstanding options are exercised or expire. No new options or other awards will be granted under the plan. This prospectus is being sent to all holders of awards under the plan who are former employees or former directors of OBA or its subsidiary, OBA Bank.

Administration of the Plan

Since the merger, the plan is being administered by the Compensation Committee of F.N.B.’s Board of Directors. Subject to the terms of the plan, the Compensation Committee has the authority to interpret the terms of the plan and make all decisions related to the operation of the plan. The members of the Compensation Committee are recommended by the Nominating and Corporate Governance Committee of the Board of Directors in consultation with the Chairman of the Board of Directors, and approved by the full Board of Directors. The Compensation Committee is comprised of at least three members of F.N.B.’s Board of Directors who are not currently employees of F.N.B. The members of the Compensation Committee serve for such terms as the Board of Directors may determine and until their successors are duly qualified and appointed. The Compensation Committee is constituted to satisfy the disinterested administration standard set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934. However, the Compensation Committee may have one member who does not qualify as an “outside director” under Section 162(m) of the Internal Revenue Code, so long as such person does not vote on compensation-related matters.

Governing Law

To the extent not governed by federal law, the plan and the terms of all awards will be governed by and construed in accordance with the laws of the State of Maryland.

Non-Qualified and Unfunded Status of the Plan

The plan is unfunded and does not give the participants any rights that are superior to those of F.N.B.’s general creditors. The plan is not subject to the provisions of the Employment Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986.

Available Shares for the Plan

F.N.B. has reserved a total of 500,722 shares of its common stock for issuance pursuant to outstanding awards under the plan. F.N.B. may settle any awards using newly issued shares of F.N.B. common stock, shares of F.N.B. common stock that are held in treasury or shares of F.N.B. common stock purchased on the open market or in private transactions.

Types of Awards Outstanding

The only awards outstanding under the plan are stock options, including incentive stock options (“ISOs”) and nonstatutory, or “non-qualified,” stock options (“NQSOs”). Each award is evidenced by an award agreement that specifies the number of shares subject to the award, the date of grant of the award, the vesting period and conditions to vesting, and the other terms and conditions of the award prescribed by OBA’s Compensation Committee.

Stock Options

Generally. A stock option allows its holder to purchase a certain amount of common stock at a fixed price, commonly referred to as the “exercise price,” during a prescribed period of time. The plan permitted OBA to grant either ISOs or NQSOs. The difference between an ISO and a NQSO is mainly based on how they are taxed. See “U.S. Federal Income Tax Consequences” beginning on page [    ] for more information about the tax treatment of ISOs and NQSOs.

Option Term. The term of a stock option is the period of time from the grant date to the date the option is scheduled to expire. The specific term of a stock option, whether it is an ISO or a NQSO, is set forth in the award agreement for the option. Under the plan, OBA was permitted to award options with term lengths of up to 10 years from the grant date. However, the maximum term length is limited to five years for an ISO grant to a participant who owns more than 10% of the total combined voting power of all classes of stock of OBA or any of its subsidiaries.

Unless otherwise specified in a participant’s award agreement, awards were granted with a vesting rate not exceeding 20% per year, with the first installment vesting one year after the date of grant, subject to any accelerated vested provided for in the award agreement. Each stock option must be exercised during a specified period following the date on which the award is granted (as provided in each participant’s award agreement); otherwise the stock option will be forfeited.

Exercise Procedure. To exercise a stock option, the participant must follow the procedures established by the Compensation Committee of F.N.B.

Payment Methods. Shares purchased upon exercise of a stock option must be paid for either in cash or by other means permitted under the plan or the participant’s award agreement.

Effect of Termination of Service

Unless otherwise provided in a participant’s award agreement, termination of the participant’s employment or service with OBA or OBA Bank had the following effect on the participant’s award:

Reason for Termination	Effect on Stock Option Award

Any involuntary termination (other than due to death or disability or for “cause”)

If a participant’s employment or service was involuntarily terminated (other than due to death or disability or for “cause”) after the “change in control” of OBA, all stock options held by the participant became fully exercisable, and may be exercised for three months following termination, subject to any expiration provisions otherwise applicable to the stock options.

A “change in control” as defined under the plan, generally would include transactions such as:

•    a merger in which OBA is not the surviving corporation, or in which the shareholders of OBA immediately before the merger comprise less than a majority of the voting shares of the surviving entity immediately after the merger; or

•    a single person or group of persons acting in concert acquire beneficial ownership of 25% or more of a class of OBA’s voting securities.

For purposes of the plan, the merger of OBA with and into F.N.B. on September 19, 2014 constituted such a “change in control” event.

Reason for Termination	Effect on Stock Option Award

Death	All stock options vest and are exercisable for one year following termination of service due to death, provided that in order to receive ISO tax treatment for stock options exercised by the heirs or devisees of the participant, the participant’s death must have occurred while the participant was employed or within three months of termination. However, if the remaining term of the stock option is shorter than a year at the time of termination of service, the stock option only will remain exercisable for that shorter period.

Disability	All stock options vest and are exercisable for up to one year following termination of service due to disability, provided that no stock option will be eligible for treatment as an ISO in the event the stock option is exercised more than one year following termination due to disability. However, if the remaining term of the stock option is shorter than a year at the time of termination of service, the stock option only will remain exercisable for that shorter period.

For “cause”	All stock options that have not been exercised will expire and be forfeited.

Nontransferability of Awards

Under the plan, a participant generally may not transfer his or her stock options in any manner. However, if permitted by the Compensation Committee of F.N.B., a participant may transfer his or her stock options (except ISOs) by gift to:

•	immediate family members of the participant;

•	trusts or partnerships established for the primary benefit of those family members; and

•	charitable organizations.

ISOs only may be transferred as follows:

•	by will or by the laws of descent and distribution; or

•	to a trust established by the participant, so long as the participant is considered under the Internal Revenue Code and state law to be the sole beneficial owner of the stock options that are held by the trust.

In addition, except as otherwise provided by the Compensation Committee of F.N.B., ISOs may be transferred between spouses incident to a divorce or pursuant to a domestic relations order, but they will no longer be treated as ISOs as of the date of the transfer.

Effect of Changes in Capital Structure of F.N.B.

If F.N.B. undergoes a recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of shares of its common stock or other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution or other similar corporate transaction or event that affects F.N.B.’s common stock such that an adjustment would be appropriate to prevent dilution or enlargement of participants’ rights under the plan or an award granted under the plan, the Compensation Committee of F.N.B. is authorized to make an equitable adjustment to the number and kind of securities that may be delivered in respect of outstanding stock options, the exercise price of the stock options, and may also make adjustments in the terms and conditions of the stock options.

Effect of a Change in Control of F.N.B.

The plan includes provisions which are intended to preserve the value of the benefits available to recipients of outstanding awards in the event of a “change in control” of F.N.B. “Change in control,” as defined under the plan, generally would include transactions such as a merger in which F.N.B. is not the surviving entity. The plan provides that upon a change in control, outstanding stock options under the plan will be converted into stock options to purchase voting common equity of the successor entity of the change in control. In the alternative, the Compensation Committee of F.N.B. may require all outstanding stock options to be canceled as of the effective date of the change in control, and in exchange the participant would receive a cash payment equal to the value of his or her stock option in excess of the exercise price that would need to be paid to purchase all shares underlying the stock option.

No Employment or Other Rights Conferred by an Award

No award shall give the participant any of the rights of a shareholder of F.N.B. unless and until the shares of common stock subject to the award are, in fact, issued to such person in connection with such award. Nothing in a plan or any award granted pursuant to a plan will, in the absence of an express provision to the contrary, confer on a participant any right to be or to continue in the employ of F.N.B. or any of its subsidiaries or shall interfere in any way with the right of F.N.B. or any of its subsidiaries to terminate the employment of a participant at any time.

Tax Withholding Obligations

The plan includes provisions which enable F.N.B. to satisfy tax withholding obligations that may arise relative to the awards granted under the plan. The plan allows F.N.B. to deduct, withhold or require a participant to pay to F.N.B. an amount sufficient to satisfy the federal, state and local taxes (including the participant’s FICA obligation) required by law to be withheld upon the occurrence of a taxable event with respect to an award granted under the plan (e.g., exercise of an option). If permitted by the Compensation Committee of F.N.B. and the participant’s award agreement, F.N.B. may satisfy its tax withholding obligations by withholding from the exercise or settlement of the participant’s award, a number of shares of stock having a fair market value equal to the minimum statutory amount required to be withheld. Each participant should refer to his or her own individual award agreement and the plan documents for additional information about the tax withholding procedures that apply to his or her award.

Amendments to the Plan and Award Agreements

The Board of Directors of F.N.B. may amend, modify or terminate the plan at any time. The Board of Directors of F.N.B. also may amend any award agreements, as long as the amendment does not adversely impair the rights of the participant or beneficiary under the award. The Compensation Committee of F.N.B. also has authority to amend the plan or any award agreement, retroactively or otherwise, to conform to present or future law or for accounting purposes.

Expiration or Termination of the Plan; Term Length

The plan has a term of ten years, running from May 16, 2011 to May 16, 2021. The term of the plan is the period of time during which awards may be granted under the plan. However, F.N.B. does not intend to grant any new awards under the plan.

The plan provides that the Board of Directors of F.N.B. may terminate the plan at any time. The expiration or termination of the plan does not affect the validity of any award that is outstanding or the expiration or termination date of any award.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is only a summary of the United States federal income tax consequences of awards under the plan. Because it is a summary, it may not contain all the information that may be important to each plan participant or that are based upon a participant’s individual circumstances. For example, this summary does not address all alternative minimum tax concerns. Statements made herein are based upon current provisions of the Internal Revenue Code, and the rules and regulations thereunder, to which participants should refer. No assurance can be given that legislative, regulatory or judicial changes will not occur (possibly with retroactive effect), which would modify the information below. This discussion relates only to United States federal income tax consequences as applied to awardees who are residents or citizens of the United States and does not address tax consequences under foreign, state, or local laws or estate tax consequences.

The following discussion was written on the understanding that it would be used to explain to each plan participant the general United States federal income tax consequences of the awards under the plan. The discussion was not written and is not intended to be used by any person, and cannot be used by any person, for purposes of avoiding penalties under the Internal Revenue Code. Each plan participant should consult an independent tax advisor as to the tax consequences of the various awards under the plan based on the participant’s particular circumstances.

Non-qualified Stock Options

A participant does not recognize income at the time of grant of a non-qualified stock option, and OBA would not have been entitled to a deduction at that time. When the non-qualified stock option is exercised, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the exercise price, if any. The participant’s tax basis in these shares will equal the exercise price paid plus the amount recognized by the participant as ordinary income. F.N.B. will generally be entitled to a federal income tax deduction, in F.N.B.’s tax year in which the non-qualified stock option is exercised, equal to the ordinary income recognized by the participant as described above. If the participant holds the shares acquired pursuant to the exercise of a non-qualified stock option for more than one year after the exercise of the option, the capital gain or loss realized upon the sale of these shares will be a long-term capital gain or loss. The participant’s holding period for the shares acquired upon the exercise of a non-qualified stock option will begin on the day following exercise.

Incentive Stock Options

A participant does not recognize income at the time of grant of an ISO, and OBA would not have been entitled to a deduction at that time. If the ISO is exercised during employment, or within three months thereafter (or one year in the case of a permanently and totally disabled employee or deceased employee), the participant will not recognize any income and F.N.B. will not be entitled to a deduction. However, the excess of the fair market value of the shares on the date of exercise over the exercise price may be includible in computing the participant’s alternative minimum taxable income.

Generally, if the participant disposes of the shares acquired by exercise of an ISO within either two years of the date of grant or one year of the date of exercise (i.e., makes a “disqualifying disposition”), the participant will recognize ordinary income, and F.N.B. will be entitled to a deduction, equal to the excess of the fair market value of these shares on the date of exercise over the exercise price (limited generally to the gain on the sale). The balance of any gain or loss will be treated as a capital gain or loss to the participant. If the shares are disposed of after the two-year and one-year periods described above, F.N.B. will not be entitled to any deduction, and the entire gain or loss for the participant will be treated as a long-term capital gain or loss.

Options which do not qualify for treatment as ISOs will be treated as non-qualified stock options.

Payment with Shares

When shares subject to an award are used to satisfy any minimum required tax withholding, the participant will generally recognize gain or loss with respect to those shares. In this situation, the participant will recognize a short-term capital gain or loss, as the case may be, equal to the difference between the amount of the minimum required tax withholding satisfied by the shares over the participant’s tax basis, if any, in those shares.

If the participant uses shares he or she owns to pay, in whole or part, the exercise price of an option, no gain or loss will be recognized with respect to these shares. In this situation, however, the tax basis of the shares received upon exercise will be the tax basis of the shares delivered as payment, share for share, to the extent the number of shares received equals the number of shares delivered as payment. In addition, the holding period of the shares received will include the holding period of the shares delivered as payment. The tax basis of the balance of shares received in excess of the number of shares delivered by the participant will be equal to the sum of the amount of the exercise price paid in cash, if any, plus any amount the participant is required to recognize as income as a result of the exercise. The holding period for any excess shares will commence on the day following exercise. It should be noted, however, that if payment of the exercise price of an ISO is made with shares acquired by an earlier exercise of an ISO, and those shares have not been held for the required holding periods discussed above under “U.S. Federal Income Tax Consequences – Incentive Stock Options,” payment in shares will result in a disqualifying disposition, such that the participant will recognize ordinary income.

For More Information

Each participant should consult with his or her own tax advisor for information about how the participant’s awards will be taxed.

DESCRIPTION OF F.N.B. CAPITAL STOCK

The following summary of F.N.B. capital stock, including the common stock to be issued upon exercise of the options, is not complete and is qualified by reference to the F.N.B. articles of incorporation and the F.N.B. bylaws. You are urged to read the applicable provisions of Florida law, the F.N.B. articles of incorporation and the F.N.B. bylaws and U.S. federal law governing bank holding companies carefully and in their entirety.

Common Stock

F.N.B. is authorized to issue up to 500,000,000 shares of common stock, par value $0.01 per share. As of September 30, 2014, there were 173,495,767 shares of F.N.B. common stock outstanding and F.N.B. had reserved 12,350,198 shares of common stock for issuance under its employee stock plans (excluding the OBA Financial Services, Inc. 2011 Equity Incentive Plan) and dividend reinvestment and stock purchase plan. In addition, F.N.B. has reserved 1,813,246 shares of common stock for issuance upon exercise of warrants held by the U.S. Department of the Treasury, all of which are immediately exercisable at exercise prices of $11.52 per share as to 651,042 shares of F.N.B. common stock; $5.81 per share as to 819,640 shares of F.N.B. common stock; and $3.57 per share as to 342,564 shares of F.N.B. common stock.

Voting and Other Rights. The holders of F.N.B. common stock are entitled to one vote per share, and in general a majority of the votes cast with respect to a matter is sufficient to authorize action upon such matter. Directors are elected by a plurality of votes cast, and each shareholder entitled to vote in an election of directors is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections of directors, shareholders do not have the right to cumulate their votes. In the event of a liquidation, holders of F.N.B. common stock are entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any of shares of F.N.B. preferred stock then outstanding. F.N.B. common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

Distributions. The holders of F.N.B. common stock are entitled to receive such dividends or distributions as the F.N.B. board of directors may declare out of funds legally available for such payments, subject to any prior rights of any of F.N.B.’s then outstanding preferred stock. F.N.B.’s payment of distributions is subject to the restrictions of Florida law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it had been dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have rights superior to the rights of the holders of its common stock. F.N.B. may pay stock dividends, if any are declared, from authorized but unissued shares.

As a holding company, F.N.B. relies primarily on dividends from its subsidiaries as a source of funds to meet its corporate obligations. F.N.B.’s ability to pay dividends to shareholders is largely dependent on dividends from its subsidiaries, principally its banking subsidiary, First National Bank of Pennsylvania. The right of F.N.B. to participate in any distribution of earnings or assets of its subsidiaries is subject to the prior claims of creditors of those subsidiaries. Under U.S. federal law, the amount of dividends that a national bank such as First National Bank of Pennsylvania may pay in a calendar year is dependent on the amount of net income for the current year combined with its retained net income for the two preceding years. Also, bank regulators have the authority to prohibit First National Bank of Pennsylvania from paying dividends if the bank regulators determine that it is in an unsafe or unsound condition or that the payment would be an unsafe and unsound banking practice.

Transfer Agent. The transfer agent and registrar for F.N.B.’s common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016; telephone number (800) 368-5948.

Preferred Stock

F.N.B.’s board of directors is authorized to provide for the issuance by F.N.B. of up to 20,000,000 shares of preferred stock, par value $0.01 per share, without shareholder approval unless otherwise required. F.N.B.’s board of directors is authorized to determine the rights, qualifications, limitations and restrictions of each series of F.N.B. preferred stock at the time of issuance, including, without limitation, rights as to dividends, voting, liquidation preferences and convertibility into shares of F.N.B. common stock. If so determined by F.N.B.’s board of directors, shares of F.N.B. preferred stock may have dividend, redemption, voting and liquidation rights that take priority over its common stock, and may be convertible into F.N.B. common stock.

Series E Preferred Stock. On October 31, 2013, pursuant to action by its board of directors, F.N.B. amended its articles of incorporation to fix the designations, preferences, limitations and relative rights of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”). There currently are 110,877 shares of Series E Preferred Stock issued and outstanding.

The terms of the Series E Preferred Stock provide that holders of the Series E Preferred Stock are entitled to receive, if, when and as declared by the F.N.B. board of directors, non-cumulative cash dividends at a rate per annum equal to 7.25% payable quarterly in arrears. No dividends may be paid on F.N.B.’s common stock or other junior stock unless all the full dividends for the latest dividend period have been declared and paid on all outstanding shares of the Series E Preferred Stock. F.N.B. may, at its option, redeem the Series E Preferred Stock on or after February 15, 2024, in whole or in part, at a redemption price equal to the liquidation amount per share ($1,000) plus the per share amount of any declared and unpaid dividends. The Series E Preferred Stock is also redeemable at F.N.B.’s option upon the occurrence of certain events affecting the treatment of the Series E Preferred Stock for purposes of the capital adequacy guidelines or regulations of the Federal Reserve Board or other appropriate federal banking agency. In the event of a liquidation, dissolution or winding-up of F.N.B., the holders of the Series E Preferred Stock will be entitled to receive an amount per share equal to the liquidation amount per share ($1,000), plus any declared and unpaid dividends prior to the payment of the liquidating distribution, after satisfaction of liabilities or obligations to creditors and subject to the rights of holders of any shares of capital stock ranking senior to the Series E Preferred Stock, but before any distribution of assets is made to holders of F.N.B. common stock or any other class or series of F.N.B. capital stock ranking junior to the Series E Preferred Stock with respect to distributions on liquidation, dissolution or winding-up.

Holders of the Series E Preferred Stock have no voting rights except in limited circumstances, including: the right to elect two directors, whose seats will be automatically added to the then-current board of directors of F.N.B. in certain circumstances where dividends have not been paid for six or more quarterly dividend periods; the right to vote on the authorization, creation or issuance of shares of a class or series of stock that is senior to the Series E Preferred Stock with respect to payment of dividends or as to distributions upon the liquidation, dissolution or winding-up of F.N.B.; the right to vote on amendments to the F.N.B. articles of incorporation which adversely affect the rights, preferences, privileges or special powers of the Series E Preferred Stock; and the right to vote on a binding share exchange or re-classification involving the Series E Preferred Stock or a merger or consolidation of F.N.B. unless the Series E Preferred Stock remains outstanding or is exchanged for preference securities that are not materially less favorable than the terms of the Series E Preferred Stock.

EXPERTS

The consolidated financial statements of F.N.B. and its subsidiaries appearing in F.N.B.’s Annual Report (Form 10-K) for the year ended December 31, 2013 and the effectiveness of F.N.B.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby was passed on for F.N.B. by Reed Smith LLP, 225 Fifth Avenue, Pittsburgh, Pennsylvania 15222.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except for the registration fee.

Registration fee	$—
Legal fees and expenses	5,000
Accounting fees and expenses	3,500
Printing and miscellaneous expenses	2,000

Total	$10,500

Item 15. Indemnification of Directors and Officers.

The Florida Business Corporation Act, as amended (the “FBCA”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that the amount so indemnified shall not exceed the estimated expense of litigating the matter to conclusion, and no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any of such proceedings, the FBCA requires that the corporation indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The Registrant’s articles of incorporation and bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Registrant or otherwise, arising out of their service to the Registrant or to another organization at the Registrant’s request, or because of their positions with the Registrant. The Registrant’s bylaws also state that the Registrant shall pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the director or officer to repay those amounts if it is ultimately determined that he or she was not entitled to be indemnified. The Registrant’s articles of incorporation further provide that the Registrant may purchase and maintain insurance to protect itself and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not the Registrant would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.

The Registrant maintains insurance policies insuring directors and officers against certain liabilities they may incur in their capacity as such.

Item 16. Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 7, 2014, between F.N.B. Corporation and OBA Financial Services, Inc. (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on April 10, 2014)

4.1	Articles of Restatement of Articles of Incorporation of F.N.B. Corporation, as amended, as currently in effect (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013)

4.2	Amended by-laws of F.N.B. Corporation, as currently in effect (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on October 22, 2009)

5.1	Opinion of Reed Smith LLP (previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-196807))

23.1	Consent of Ernst & Young LLP, filed herewith

23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)

24.1	Powers of attorney (previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-196807))

99.1	OBA Financial Services, Inc. 2011 Equity Incentive Plan, filed herewith

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, F.N.B. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on October 6, 2014.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Delie, Jr. Vincent J. Delie, Jr.	President and Chief Executive Officer and a Director (principal executive officer)	October 6, 2014

/s/ Vincent J. Calabrese, Jr. Vincent J. Calabrese, Jr.	Chief Financial Officer (principal financial officer)	October 6, 2014

/s/ Timothy G. Rubritz Timothy G. Rubritz	Corporate Controller and Senior Vice President (principal accounting officer)	October 6, 2014

* William B. Campbell	Director

* James D. Chiafullo	Director

* Laura E. Ellsworth	Director

* Robert B. Goldstein	Director

* Stephen J. Gurgovits	Chairman of the Board and a Director

* David J. Malone	Director

Signature	Title	Date

* D. Stephen Martz	Director

* Robert J. McCarthy, Jr.	Director

* David L. Motley	Director

* Arthur J. Rooney, II	Director

* John W. Rose	Director

* John S. Stanik	Director

* William J. Strimbu	Director

* Earl K. Wahl, Jr.	Director

*	Vincent J. Delie, Jr., by signing his name hereto, does hereby sign this document on behalf of each of the above-noted directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
Attorney-in-fact

Date: October 6, 2014

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 7, 2014, between F.N.B. Corporation and OBA Financial Services, Inc. (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on April 10, 2014)

4.1	Articles of Restatement of Articles of Incorporation of F.N.B. Corporation, as amended, as currently in effect (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013)

4.2	Amended by-laws of F.N.B. Corporation, as currently in effect (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on October 22, 2009)

5.1	Opinion of Reed Smith LLP (previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-196807))

23.1	Consent of Ernst & Young LLP, filed herewith

23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)

24.1	Powers of attorney (previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-196807))

99.1	OBA Financial Services, Inc. 2011 Equity Incentive Plan, filed herewith